Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-00187, 333-22957, 333- 42729, 333-73155, 333-77061, 333-50880, 333-105964, 333-124864, 333-160117, and 333-198011 on Form S-8 and No. 333-223375 on Form S-3, of our report dated March 1, 2018 (June 27, 2018 as to the effect of the retrospective adoption of FASB ASC 606, Revenue from Contracts with Customers, as discussed in Note 2), relating to the consolidated financial statements and financial statement schedule of MGM Resorts International and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASC 606) appearing in this Current Report on Form 8-K of MGM Resorts International.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 27, 2018